EXHIBIT 99.1

Accelerate Diagnostics Reports Third Quarter 2019 Financial Results

TUCSON, Ariz., November 7, 2019 -- Accelerate Diagnostics, Inc. (Nasdaq: AXDX) today announced financial results for the third quarter ended September 30, 2019.

“Our placement and revenue results for the third quarter came in below our expectations due to an elongated sales cycle and the timing of commercial go-lives during the quarter,” said Larry Mehren, president and chief executive officer of Accelerate Diagnostics, Inc. “However, we saw several encouraging signs of improvement during the quarter, including a record number of go-lives in September, an increasingly robust sales funnel and continued progress with our respiratory trial and in China. As momentum in placements and go-lives continues to improve, we remain on pace to achieve the low end of our 300-400 placement target. Looking ahead, we acknowledge the need for greater consistency and predictability in our results, and we are focused on improving our commercial execution under Jack Phillip’s leadership, as we continue our pursuit of bringing Accelerate’s life-saving technology to as many patients as possible worldwide.”

Third Quarter 2019 Highlights

•	Added 37 net new commercially contracted instruments, compared to 29 in the third quarter of 2018.

•	Net sales of $2.3 million, compared to $1.4 million in the third quarter of 2018. Instrument revenue decreased year-over-year, reflecting the Company’s introduction of a reagent rental business model in September of 2018. Consumable revenue grew by over 175% as compared to the third quarter of 2018 and by approximately 15% over the prior quarter.

•	Gross margin was 51% for the quarter, compared to 50% in the third quarter of 2018. This small increase was the result of lower consumable production costs per unit as production volumes increase.

•	Selling, general, and administrative expenses for the quarter were $12.7 million, compared to $12.2 million in the third quarter of 2018. This increase was driven by higher non-cash equity-based compensation expense.

•	Research and development (R&D) costs for the quarter were $6.1 million, compared to $7.9 million in the third quarter of 2018. This decrease was the result of lower employee non-cash equity-based compensation expense.

•	Net loss was $20.4 million in the third quarter, or $0.37 per share, which included $3.1 million in non-cash stock-based compensation expense.

•	Net cash used in the quarter was $15.9 million, and the company ended the quarter with total cash, investments, and cash equivalents of $122.0 million.

Year-to-Date 2019 Highlights

•	Added 167 net new commercially contracted instruments year to date, compared to 69 for the same period from 2018.

•	Net sales of $5.8 million, compared to $3.8 million for the same period from 2018. Consumable revenue grew by over 150% through the first three quarters of 2019, compared to the same period in the prior year.

•	Gross margin was 50%, compared to 51% for the same period from 2018. This small decrease was the result of inventory timing items that did not repeat in the current year. After normalizing for the effect of these pre-FDA instrument inventory previously written off to R&D, gross margin improved by 500 basis points year-to-date due to higher consumable production levels.

•	Selling, general, and administrative expenses were $38.3 million year to date, compared to $41.8 million for the same period from 2018. This decrease was driven by lower stock-based compensation expense in the current year.

•	Research and development (R&D) costs were $19.1 million year to date, compared to $20.7 million for the same period from 2018. This decrease was the result of lower employee non-cash equity-based compensation expense.

•	Net loss was $63.0 million year to date, or $1.16 per share, which included $9.4 million in non-cash stock-based compensation expense.

•	Net cash used year to date was $44.5 million, and the company ended the quarter with total cash, investments, and cash equivalents of $122.0 million.

Full financial results for the quarter ending September 30, 2019 will be filed on Form 10-Q through the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov.

Audio Webcast and Conference Call

The company will host a conference call at 4:30PM ET today to review its first quarter results. To participate in the conference call, dial +1.877.883.0383 and enter the conference ID: 2508360. International participants may dial +1.412.902.6506. Please dial in 10 to 15 minutes prior to the start of the conference call. A replay of the call will be available by telephone at +1.877.344.7529 (U.S.) or +1.412.317.0088 (international) using replay code 10136055 until November 28, 2019.

This conference call will also be webcast and can be accessed from the “Investors” section of the company’s website at axdx.com/investors. A replay of the audio webcast will be available until November 28, 2019.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antibiotic resistance and sepsis. The Accelerate Pheno™ system and Accelerate PhenoTest™ BC kit combine several technologies aimed at reducing the time clinicians must wait to determine the most optimal antibiotic therapy for deadly infections. The FDA cleared system and kit fully automate the sample preparation steps to report phenotypic antibiotic susceptibility results in approximately 7 hours direct from positive blood cultures. Recent external studies indicate the solution offers results 1-2 days faster than existing methods, enabling clinicians to optimize antibiotic selection and dosage specific to the individual patient days earlier.

The “ACCELERATE DIAGNOSTICS” and “ACCELERATE PHENO” and “ACCELERATE PHENOTEST” and diamond shaped logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products and technology, or recent publications, visit axdx.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to risks and uncertainties, including those described in our periodic reports and other filings with the U.S. Securities and Exchange Commission (the "SEC”). Examples of forward-looking statements include our belief that our fourth quarter momentum and sales will enable us to achieve the low end of our range for 2019 placements, and the implication that new sales management will lead to improved sales execution. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Anticipated results only reflect information available to us at this time and may differ from actual results. Except as required by federal securities laws, we undertake no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

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Investor Inquiries:

Laura Pierson, Accelerate Diagnostics, +1 520 365-3100, investors@axdx.com

Media Contact:

Andrew Chasteen, Accelerate Diagnostics, +1 520 365-3100, achasteen@axdx.com

Source: Accelerate Diagnostics Inc.

ACCELERATE DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED

BALANCE SHEET

(in thousands, except share data)

	September 30,	December 31,
	2019	2018
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$92,938	$66,260
Investments	28,978	100,218
Trade accounts receivable	2,642	1,860
Inventory	7,881	7,746
Prepaid expenses	1,163	980
Other current assets	793	576
Total current assets	134,395	177,640
Property and equipment, net	8,566	7,303
Right of use assets	3,834	—
Other non-current assets	483	322
Total assets	$147,278	$185,265
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,281	$1,322
Accrued liabilities	2,985	4,962
Accrued interest	191	1,262
Deferred revenue	250	217
Current operating lease liability	421	—
Total current liabilities	6,128	7,763
Non-current operating lease liability	3,458	—
Other non-current liabilities	28	53
Convertible notes	127,444	120,074
Total liabilities	$137,058	$127,890
Commitments and contingencies

Stockholders’ equity:
Preferred shares, $0.001 par value;
5,000,000 preferred shares authorized and none outstanding as of September 30, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value;
85,000,000 common shares authorized with 54,641,187 shares issued and outstanding on September 30, 2019 and 75,000,000 common shares authorized with 54,231,876 shares issued and outstanding on December 31, 2018	55	54
Contributed capital	448,609	432,885
Treasury stock	(45,067)	(45,067)
Accumulated deficit	(393,318)	(330,348)
Accumulated other comprehensive loss	(59)	(149)
Total stockholders’ equity	10,220	57,375
Total liabilities and stockholders’ equity	$147,278	$185,265

See accompanying notes to condensed consolidated financial statements.

ACCELERATE DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Unaudited

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Net sales	$2,271	$1,355	$5,827	$3,848

Cost of sales	1,117	680	2,940	1,889
Gross profit	1,154	675	2,887	1,959

Costs and expenses:
Research and development	6,064	7,891	19,145	20,734
Sales, general and administrative	12,743	12,153	38,302	41,835
Total costs and expenses	18,807	20,044	57,447	62,569

Loss from operations	(17,653)	(19,369)	(54,560)	(60,610)

Other income (expense):
Interest expense	(3,598)	(3,357)	(10,585)	(6,720)
Foreign currency exchange loss	(89)	(133)	(142)	(331)
Interest income	676	908	2,329	1,983
Other expense, net	(9)	—	(12)	(25)
Total other expense, net	(3,020)	(2,582)	(8,410)	(5,093)

Net loss before income taxes	(20,673)	(21,951)	(62,970)	(65,703)
Benefit (provision) for income taxes	239	(147)	—	(432)
Net loss	$(20,434)	$(22,098)	$(62,970)	$(66,135)

Basic and diluted net loss per share	$(0.37)	$(0.41)	$(1.16)	$(1.21)
Weighted average shares outstanding	54,553	54,145	54,456	54,591

Other comprehensive loss:
Net loss	$(20,434)	$(22,098)	$(62,970)	$(66,135)
Net unrealized gain (loss) on available-for-sale investments	10	1	229	(54)
Foreign currency translation adjustment	(113)	(26)	(139)	(105)
Comprehensive loss	$(20,537)	$(22,123)	$(62,880)	$(66,294)

See accompanying notes to condensed consolidated financial statements.

ACCELERATE DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

Unaudited

(in thousands)

	Nine Months Ended
	September 30,	September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(62,970)	$(66,135)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,862	1,749
Amortization of investment discount	(400)	(413)
Equity-based compensation	9,409	12,476
Amortization of debt discount and issuance costs	7,370	4,529
Loss on disposal of property and equipment	577	540
(Increase) decrease in assets:
Accounts receivable	(782)	506
Inventory	(3,286)	(5,206)
Prepaid expense and other	(319)	(212)
Increase (decrease) in liabilities:
Accounts payable	788	(524)
Accrued liabilities, and other	(2,115)	(18)
Accrued interest	(1,071)	191
Deferred revenue and income	33	(918)
Deferred compensation	(25)	5
Net cash used in operating activities	(50,929)	(53,430)
Cash flows from investing activities:
Purchases of equipment	(148)	(842)
Purchase of marketable securities	(20,710)	(115,634)
Proceeds from sales of marketable securities	13,400	3,000
Maturities of marketable securities	78,922	74,496
Net cash provided by (used in) investing activities	71,464	(38,980)
Cash flows from financing activities:
Proceeds from issuance of common stock	1,363	447
Proceeds from exercise of options	4,879	3,710
Proceeds from issuance of convertible note	—	171,500
Prepayment of forward stock repurchase transaction	—	(45,069)
Payment of debt issuance costs	—	(4,992)
Net cash provided by financing activities	6,242	125,596

Effect of exchange rate on cash	(99)	(77)

Increase in cash and cash equivalents	26,678	33,109
Cash and cash equivalents, beginning of period	66,260	28,513
Cash and cash equivalents, end of period	$92,938	$61,622

See accompanying notes to condensed consolidated financial statements.